CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 29, 2017, relating to the financial statements and financial highlights of Absolute Capital Asset Allocator Fund and Absolute Capital Defender Fund, each a series of Northern Lights Fund Trust III, for the year ended September 30, 2017, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Policies and Procedures for Disclosure of Portfolio Holdings” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

January 22, 2018